UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       Pegasus Communications Corporation
                            -------------------------
                                (Name of Issuer)

                 Class A Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    705904605
                                  -------------
                                 (CUSIP Number)

                                 August 4, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  705904605

1.       Name of Reporting Person
         I.R.S. Identification No. of the above person (entities only).

                  Avenue Special Situations Fund II, LP


2.       Check the Appropriate Box if a Member of a Group.
(a)      [X]
(b)      [ ]


3.       SEC Use Only.


4.       Citizenship or Place of Organization.

                  Delaware


         Number of Shares       5.  Sole Voting Power
         Beneficially Owned              -0-
         by Each Reporting      6.  Shared Voting Power
         Person With                     -0-
                                7.  Sole Dispositive Power
                                         -0-
                                8.  Shared Dispositive Power
                                         -0-


9.       Aggregate Amount Beneficially Owned by Reporting Person.

                  -0-


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                  N/A


11.      Percent of Class Represented by Amount in Row (9)

                  0.0%


12.      Type of Reporting Person

                  PN

CUSIP No.  705904605

1.       Name of Reporting Person
         I.R.S. Identification No. of the above person (entities only).

                  GL Partners II, LLC


2.       Check the Appropriate Box if a Member of a Group.
(a)      [X]
(b)      [ ]


3.       SEC Use Only.


4.       Citizenship or Place of Organization.

                  Delaware


         Number of Shares       5.  Sole Voting Power
         Beneficially Owned              -0-
         by Each Reporting      6.  Shared Voting Power
         Person With                     -0-
                                7.  Sole Dispositive Power
                                         -0-
                                8.  Shared Dispositive Power
                                         -0-


9.       Aggregate Amount Beneficially Owned by Reporting Person.

                  -0-


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                  N/A


11.      Percent of Class Represented by Amount in Row (9)

                  0.0%


12.      Type of Reporting Person

                  OO

CUSIP No.  705904605

1.       Name of Reporting Person
         I.R.S. Identification No. of the above person (entities only).

                  Avenue Capital Partners II, LLC


2.       Check the Appropriate Box if a Member of a Group.
(a)      [X]
(b)      [ ]


3.       SEC Use Only.


4.       Citizenship or Place of Organization.

                  Delaware


         Number of Shares       5.  Sole Voting Power
         Beneficially Owned              -0-
         by Each Reporting      6.  Shared Voting Power
         Person With                     -0-
                                7.  Sole Dispositive Power
                                         -0-
                                8.  Shared Dispositive Power
                                         -0-


9.       Aggregate Amount Beneficially Owned by Reporting Person.

                  -0-


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                  N/A


11.      Percent of Class Represented by Amount in Row (9)

                  0.0%


12.      Type of Reporting Person

                  OO

CUSIP No.  705904605

1.       Name of Reporting Person
         I.R.S. Identification No. of the above person (entities only).

                  Avenue Capital Management II, LLC


2.       Check the Appropriate Box if a Member of a Group.
(a)      [X]
(b)      [ ]


3.       SEC Use Only.


4.       Citizenship or Place of Organization.

                  Delaware


         Number of Shares       5.  Sole Voting Power
         Beneficially Owned              -0-
         by Each Reporting      6.  Shared Voting Power
         Person With                     -0-
                                7.  Sole Dispositive Power
                                         -0-
                                8.  Shared Dispositive Power
                                         -0-


9.       Aggregate Amount Beneficially Owned by Reporting Person.

                  -0-


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                  N/A


11.      Percent of Class Represented by Amount in Row (9)

                  0.0%


12.      Type of Reporting Person

                  OO

CUSIP No.  705904605

1.       Name of Reporting Person
         I.R.S. Identification No. of the above person (entities only).

                  Marc Lasry


2.       Check the Appropriate Box if a Member of a Group.
(a)      [X]
(b)      [ ]


3.       SEC Use Only.


4.       Citizenship or Place of Organization.

                  United States


         Number of Shares       5.  Sole Voting Power
         Beneficially Owned              -0-
         by Each Reporting      6.  Shared Voting Power
         Person With                     -0-
                                7.  Sole Dispositive Power
                                         -0-
                                8.  Shared Dispositive Power
                                         -0-


9.       Aggregate Amount Beneficially Owned by Reporting Person.

                  -0-


10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

                  N/A


11.      Percent of Class Represented by Amount in Row (9)

                  0.0%


12.      Type of Reporting Person

                  IN

Item 1.           (a)      NAME OF ISSUER

                  Pegasus Communications Corporation (the "Company").

                  (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  225 City Line Avenue, Suite 200
                  Bala Cynwyd, PA 19004


Item 2.           (a)      NAMES OF PERSONS FILING

                  Avenue Special Situations Fund II, LP ("Avenue") Avenue Capital Partners II, LLC ("Avenue Capital") GL Partners II, LLC ("GL")
                  Avenue Capital Management II, LLC ("Management")
                  Marc Lasry

                  All the above set forth in this Item 2(a), collectively the "Reporting Persons".

                  (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE

                  535 Madison Avenue, 15th Floor
                  New York, NY 10022

                  (c)      CITIZENSHIP

                  Avenue - Delaware
                  Avenue Capital - Delaware
                  GL - Delaware
                  Management - Delaware
                  Marc Lasry - United States

                  (d)      TITLE OF CLASS OF SECURITIES

                  Class A Common Stock, par value $0.01 per share (the "Class A Common Stock")

                  (e)      CUSIP NUMBER

                  705904605

Item 3. This statement is not filed pursuant to either Rule 13d-1(b) or 13d-2(b) or (c).


Item 4. GL is the managing member of Avenue Capital, which is the general partner of Avenue. Management is the investment adviser to Avenue. Marc Lasry is the managing member of both GL and Management. By virtue of the foregoing, the Reporting Persons may be deemed to share voting power and power to direct the disposition of the Class A Common Stock held directly by Avenue.

                  The following states the beneficial ownership of the Reporting Persons as of August 4, 2004.

                  A. Avenue
                        (a)     Amount beneficially owned: -0-
                        (b)     Percent of class: 0.0%.
                        (c)     Number of shares as to which such person has:
                                (i)     Sole power to vote or direct the vote:
                                        -0-
                                (ii)    Shared power to vote or direct the vote:
                                        -0-
                                (iii)   Sole power to dispose or direct the
                                        disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: -0-

                  B.  Avenue Capital
                        (a)     Amount beneficially owned: -0-
                        (b)     Percent of class: 0.0%.
                        (c)     Number of shares as to which such person has:
                                (i)     Sole power to vote or direct the vote:
                                        -0-
                                (ii)    Shared power to vote or direct the vote:
                                        -0-
                                (iii)   Sole power to dispose or direct the
                                        disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: -0-

                  C.  GL
                        (a)     Amount beneficially owned: -0-
                        (b)     Percent of class: 0.0%.
                        (c)     Number of shares as to which such person has:
                                (i)     Sole power to vote or direct the vote:
                                        -0-
                                (ii)    Shared power to vote or direct the vote:
                                        -0-
                                (iii)   Sole power to dispose or direct the
                                        disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: -0-

                  D.  Management
                        (a)     Amount beneficially owned: -0-
                        (b)     Percent of class: 0.0%.
                        (c)     Number of shares as to which such person has:
                                (i)     Sole power to vote or direct the vote:
                                        -0-
                                (ii)    Shared power to vote or direct the vote:
                                        -0-
                                (iii)   Sole power to dispose or direct the
                                        disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: -0-

                  E.  Marc Lasry
                        (a)     Amount beneficially owned: -0-
                        (b)     Percent of class: 0.0%.
                        (c)     Number of shares as to which such person has:
                                (i)     Sole power to vote or direct the vote:
                                        -0-
                                (ii)    Shared power to vote or direct the vote:
                                        -0-
                                (iii)   Sole power to dispose or direct the
                                        disposition: -0-
                                (iv) Shared power to dispose or direct the disposition: -0-


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not Applicable.


Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not Applicable.


Item 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not Applicable.


Item 10.          CERTIFICATION

                  By signing below each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of November 5, 2004


Avenue Special Situations Fund II, LP          Avenue Capital Management II, LLC
By:  Avenue Capital Partners II, LLC           /s/ Marc Lasry
         Its general partner                   -----------------------------
By:  GL Partners II, LLC                       By:  Marc Lasry
         Its managing member                   Title:  Managing Member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member



Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
         Its managing member                   /s/ Marc Lasry
                                               -----------------------------
/s/ Marc Lasry                                 Marc Lasry, an individual
-----------------------------
By:  Marc Lasry
Title:  Managing Member



GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member

                             Joint Filing Agreement

Avenue Capital Partners II, LLC, GL Partners II, LLC, and Avenue Capital Management II, LLC, each a Delaware limited liability company; Avenue Special Situations Fund II, LP, a Delaware limited partnership; and Marc Lasry, an individual, hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Securities Exchange Act of 1934.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.

Dated: November 5, 2004


Avenue Special Situations Fund II, LP          Avenue Capital Management II, LLC
By:  Avenue Capital Partners II, LLC           /s/ Marc Lasry
         Its general partner                   -----------------------------
By:  GL Partners II, LLC                       By:  Marc Lasry
         Its managing member                   Title:  Managing Member

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member



Avenue Capital Partners II, LLC
By:  GL Partners II, LLC,
         Its managing member                   /s/ Marc Lasry
                                               -----------------------------
/s/ Marc Lasry                                 Marc Lasry, an individual
-----------------------------
By:  Marc Lasry
Title:  Managing Member



GL Partners II, LLC

/s/ Marc Lasry
-----------------------------
By:  Marc Lasry
Title:  Managing Member